Exhibit 17.2

June 7, 2010

William H. Shea, Jr.

PVG GP, LLC

Four Radnor Corp. Ctr., Suite 200

100 Matsonford Road

Radnor, PA 19087

Dear Mr. Shea:

I hereby resign from my position as a member of the Board of Directors of PVG GP, LLC effective immediately.

Sincerely,

/S/ FRANK A. PICI

Frank A. Pici